U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


FORM 3

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

1.  Name and Address of Reporting Person:

     WALKER                     JOHN                     P.
    ------------------------------------------------------------
    (Last)                    (First)                 (Middle)

     C/O EMERSON RADIO CORP.
     9 ENTIN ROAD
    ------------------------------------------------------------
    (Street)

    PARSIPPANY               NEW JERSEY               07054
    ------------------------------------------------------------
    (City)                     (State)                 (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year):

                    12/10/96

3.  IRS or Social Security Number of Reporting Person (Voluntary):

4.  Issuer Name and Ticker or Trading Symbol:

                  SPORT SUPPLY GROUP, INC. (NYSE-GYM)

5.  Relationship of Reporting Person to Issuer (Check all applicable):

  X  Director                             10% Owner
-----                                -----

  X  Officer (give title below):          Other (specify below):
-----                                -----
                    CHIEF FINANCIAL OFFICER
                    ------------------------

6.  If Amendment, Date of Original (Month/Day/Year):

             TABLE I - Non-Derivative Securities Beneficially Owned


1.Title of Security      2.Amount of     3.Ownership       4.Nature of
     (Instr. 4)            Securities      Form              Indirect
                           Beneficially    (Direct (D)       Beneficial
                           Owned           or Indirect       Ownership
                           (Instr. 4)      (I)) (Instr.5)    (Instr.5)
  ------------------     --------------   --------------    -----------
        NONE                 N/A               N/A               N/A


      Reminder:   Report  on  a  separate line  for  each  class  of  securities beneficially owned directly or indirectly.


     TABLE II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities):


1.Title     2. Date          3.Title       4.Conversion    5.Owner-   6.Nature
  of           Exercisable     and Amount    or Exercise     ship       of
  Deriva-      and             of            Price of        Form of    Indirect
  tive         Expiration      Securities    Derivative      Deriva-    Bene-
  Security     Date (M/D/Y)    Underlying    Security        tive       ficial
  (Instr.4)                    Derivative                    Security:  Owner-
                               Security                      Direct     ship
                               (Instr.4)                     (D) or     (Instr.
                                                             Indirect   5)
                                                             (I)
                                                             (Instr.
                                                             5)
 ---------   --------------   -----------   -----------     ---------   ------
  NONE           N/A              N/A           N/A           N/A       N/A


Explanation of Responses:


               /s/ John P. Walker                  12/10/96
               -------------------------------     ----------
               **Signature of Reporting Person       Date


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).